SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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(Amendment No.     )

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Nektar Therapeutics

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NEKTAR THERAPEUTICS

150 Industrial Road San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. We will hold the meeting on Thursday, June 1, 2006, at 10:00 a.m. local time at our executive office located at 150 Industrial Road, San Carlos, California for the following purposes:

1.	To elect three directors to hold office until the 2009 Annual Meeting of Stockholders.

2.	To approve an amendment to our 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 7,000,000 shares.

3.	To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 5, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Nevan C. Elam
Senior Vice President Corporate Operations, General Counsel and Secretary

San Carlos, California

April 18, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS

150 Industrial Road

San Carlos, California 94070

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

WHY AM I RECEIVING THESE MATERIALS?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Nektar Therapeutics is soliciting your proxy to vote at the 2006 annual meeting of stockholders. We invite you to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 18, 2006 to all stockholders of record entitled to vote at the annual meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 5, 2006 will be entitled to vote at the annual meeting. On this record date, there were 89,429,009 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 5, 2006 your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 5, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

i

WHAT AM I VOTING ON?

There are three matters scheduled for a vote:

•	Election of three directors to serve until the 2009 annual meeting of stockholders;

•	Approval of a proposed 7,000,000 share increase in the number of shares of common stock authorized for issuance under our 2000 Equity Incentive Plan, as amended and restated (the “Plan”); and

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.

HOW DO I VOTE?

You may either vote “For” all the nominees to the board of directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

3.	To vote over the telephone, dial toll-free (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 31, 2006 to be counted.

4.	To vote on the Internet, go to www.proxyvoting.com/nktr to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 31, 2006 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 5, 2006.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, “For” a 7,000,000 share increase in the number of shares of common stock authorized for issuance under the Plan, and “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. In addition, Georgeson Shareholder has been retained by the Company to assist with the solicitation of proxies for a fee of $9,000 plus reimbursement of out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 150 Industrial Road, San Carlos, California 94070.

3.	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2006, to our Secretary, care of Nektar Therapeutics, 150 Industrial Road, San Carlos, California 94070. If you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, pursuant to our bylaws you must provide specified information to us no earlier than March 5, 2007 and no later than the close of business on April 2, 2007. You are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and with respect to the second and third proposals, “Against” votes, abstentions and broker non-votes. Our Bylaws provide that abstentions will have no effect and will not be counted towards the vote total for any proposal. Broker non-votes will also have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 approving the proposed 7,000,000 share increase in the number of shares of common stock authorized for issuance under the Plan must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect.

•	To be approved, Proposal No. 3 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006 must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 89,425,009 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class until that director’s successor is elected and qualified, including vacancies created by an increase in the number of directors.

The board of directors is presently comprised of eight members. There are three directors in the class whose term of office expires in 2006: Robert B. Chess, Susan Wang and Roy A. Whitfield. On February 7, 2006, Ajit S. Gill announced his retirement and resignation as Chief Executive Officer, President, and Director, effective March 17, 2006. The board of directors has formed a search committee for a new President and Chief Executive Officer. Pursuant the powers granted to the board of directors in the Company’s Bylaws and Certificate of Incorporation, the board of directors has decreased the authorized number of directors to eight. Upon the appointment of a new President and Chief Executive Officer, the board of directors intends to increase the number of board members to nine and appoint such person as a director to fill the newly created vacancy on the board of directors.

Each of the nominees listed below is currently a director of the Company. Mr. Chess and Mr. Whitfield were previously elected by the stockholders. On December 10, 2003, the board of directors authorized the appointment of Susan Wang, effective upon the resignation of James Glavin. If elected at the annual meeting, each of these nominees would serve until the 2009 annual meeting, until their successors are elected and have qualified, or until the earlier of their death, resignation or removal. It is our policy to encourage all members of our board of directors and nominees recommended by the nominating and corporate governance committee to attend the annual meeting of stockholders. All of the nominees for election as a director and all other directors attended the 2005 annual meeting of stockholders.

The following is a brief biography of each nominee and each director whose term of office as a director will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

Robert B. Chess

Robert B. Chess, age 49, has served as interim President and Chief Executive Officer since March 17, 2006, Executive Chairman of our board since April 1999, and as a director since May 1992. Mr. Chess served as Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated, a topical dermatological drug delivery company, and served as its President until February 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company (acquired by International Business Machines Corp.). Mr. Chess holds a B.S. in Engineering from the California Institute of Technology and an M.B.A. from the Harvard Business School. Mr. Chess is chairman of the Bio Ventures for Global Health and a director of Pharsight Corp., a software company, Biotechnology Industry Organization, a trade organization serving and representing the emerging biotechnology industry and CoTherix, a cardiopulmonary therapeutics company. Mr. Chess is on the faculty and a lecturer at the Stanford Graduate School of Business where he teaches courses in Health Care Management and Entrepreneurship.

Susan Wang

Susan Wang, age 55, has served as our director since December 2003. In addition to serving as our director, Ms. Wang also serves as a member of the board of directors for Altera Corporation, Avanex Corporation and

Calpine Corporation. Ms. Wang, who retired from Solectron in June 2002, held several key positions during her 18 years there, including 17 years as the Chief Financial Officer. Her final position at Solectron was Executive Vice President for Corporate Development and Chief Financial Officer, where she was responsible for financial, business development, and legal activities. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang earned an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas.

Roy A. Whitfield

Roy A. Whitfield, age 52, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. Mr. Whitfield still serves on the Board of Incyte Corporation. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

Christopher A. Kuebler

Christopher A. Kuebler, age 52, has served as our director since December 2001. Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company from January 1997 to December 2005 and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc., a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Irwin Lerner

Irwin Lerner, age 75, has served as our director since April 1999. Mr. Lerner served as Chairman of the Board and the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and from 1980 through December 1992, also served as its President and Chief Executive Officer. Since September 1995, Mr. Lerner has served on the board of Medarex Inc., a monoclonal antibodies products company, and became Chairman of the board in May 1997. He served for 12 years on the board of the Pharmaceutical Manufacturers’ Association where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Covance Inc., a drug development services company, Panacos Pharmaceuticals Inc., an anti-viral products company and Genmab A/S, a biotechnology company.

John S. Patton, Ph.D.

John S. Patton, Ph.D., age 59, our co-founder, has served as Chief Scientific Officer since November 2001 and as a director since July 1990. Dr. Patton served as Vice President, Research from December 1991 to

November 2001. He served as our President from our incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a B.S. in Zoology and Biochemistry from Pennsylvania State University, an M.S. from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctorate fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine. Dr. Patton is also a director of Saegis Pharmaceuticals, Inc., and Halozyme Therapeutics, Inc., both biopharmaceutical companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Michael A. Brown

Michael A. Brown, age 47, has served as our director since September 2002. Mr. Brown serves as Chairman of Line 6, a private company supplying musical instruments, amplifiers and audio gear. Mr. Brown was Chairman of the Board of Quantum Corporation from 1998 through 2003 and continues to serve as a Quantum director. He served as Quantum’s Chief Executive Officer for seven years, retiring in September 2002. Mr. Brown was President of Quantum’s Desktop Storage Division from 1993 to 1995 and Executive Vice President and Chief Operating Officer from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management since joining Quantum’s marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University. Mr. Brown is also a director of Symantec Corp., a security and storage management software company.

Joseph J. Krivulka

Joseph J. Krivulka, age 53, is founder and President of Triax Pharmaceuticals, a position he has held since November 2004. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC from 1999 until 2004. Mr. Krivulka has more than 25 years of experience in the pharmaceutical industry and was formerly Chief Executive Officer of Bertek, Inc., a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories. Mr. Krivulka is also a director of Aeolus Pharmaceuticals Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Chess, our Executive Chairman and interim President and Chief Executive Officer and Dr. Patton, our Co-Founder and Chief Scientific Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

In 2003, the board of directors documented the governance practices we follow by adopting our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications, and evaluation of the board and committees. The board adopted the Corporate Governance Policy Statement to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

As required under applicable Nasdaq listing standards, in fiscal year 2005 our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Messrs. Lerner, Whitfield, Kuebler, and Ms. Wang each presided over one of the executive sessions.

The board has three committees: an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal year 2005 for each of the board committees:

Name	Audit		Organization and Compensation		Nominating and Corporate Governance
Mr. Michael A. Brown (3)			X	*
Mr. Robert B. Chess
Mr. Ajit S. Gill
Mr. Christopher A. Kuebler (3)			X		X
Mr. Irwin Lerner (3)					X
Dr. John S. Patton
Dr. Melvin Perelman (1)
Ms. Susan Wang (3)	X	*
Mr. Roy A. Whitfield (3)	X				X	*
Mr. Joseph J. Krivulka (2)(3)	X		X
Total meetings in fiscal year 2005	11		11		4

*	Committee Chairperson
(1)	Dr. Melvin Perelman announced his resignation from the board of directors, in order to pursue other interests, which resignation became effective on March 21, 2005.
(2)	On June 2, 2005, the board of directors authorized the reassignment of Mr. Krivulka from the Audit Committee to the Organization and Compensation Committee.
(3)	Effective December 8, 2005, the board of directors authorized the reappointment of board committees as follows: Mr. Kuebler resigned from the Audit Committee and was appointed to the Organization and Compensation Committee and the Nominating and Corporate Governance Committee; Mr. Krivulka was assigned to the Audit Committee; Mr. Lerner resigned from the Organization and Compensation Committee; Mr. Brown resigned from the Nominating and Corporate Governance Committee and was appointed chair of the Organization and Compensation Committee; Ms. Wang was appointed chair of the Audit Committee; and Mr. Whitfield was appointed chair of the Nominating and Corporate Governance Committee.

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance of and assesses the qualifications of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; establishes guidelines and procedures with respect to the rotation of audit partners and other senior personnel engaged in providing audit services; reviews and approves the retention of the independent auditors for any permissible non-audit services; at least annually, discusses with the independent auditors and reviews that auditors’ independence; reviews with the independent auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent auditors and management’s response; reviews with management and the independent auditors the scope, adequacy and effectiveness of our financial reporting controls; establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; investigates and resolves any disagreements between our management and the independent auditors regarding our financial reporting, accounting practices or accounting policies; meets with senior management and the independent auditors in separate executive sessions; reviews the financial statements to be included in our Quarterly Report on Form 10-Q and our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the independent auditors’ review of our quarterly financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the period reports. The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors. Three directors comprise the audit committee: Ms. Susan Wang, Mr. Joseph J. Krivulka and Mr. Roy A. Whitfield. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

The board of directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The board of directors has determined that Ms. Susan Wang qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Avanex Corporation, Altera Corporation and Calpine Corporation. The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee.

ORGANIZATION AND COMPENSATION COMMITTEE

The organization and compensation committee of the board of directors reviews management’s recommendations for organization structure and development and the type and levels of compensation for our directors, officers, employees and consultants, and to recommend compensation actions to the board of directors. The organization and compensation committee reviews and approves the structure and guidelines for various incentive compensation and benefit plans; reviews and approves the qualitative criteria of the variable compensation program; grants stock options under the various incentive compensation and benefit plans; recommends to the board for approval the compensation levels for the Chairman and Chief Executive Officer and approves the compensation levels for the other executive officers and the vice presidents; recommends for the board’s approval, the compensation levels for the members of the board who are outside directors; reviews on a periodic basis the operation and policies for the administration of our executive compensation programs to determine whether they remain supportive of our business objectives; and reviews management recommendations on organization structure and development. We also have an option grant subcommittee that may award stock options pursuant to our 2000 Non-Officer Equity Incentive Plan and 2000 Equity Incentive Plan. Our organization and compensation committee charter can be found on our corporate website at www.nektar.com. Three directors comprise the organization and compensation committee: Messrs. Michael A. Brown, Christopher A. Kuebler and Joseph J. Krivulka. All members of our organization and compensation committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee of the board of directors is responsible for identifying, reviewing and recommending for the board’s selection candidates to serve as directors, evaluating board composition and recommending nominations and re-election of directors, administering and overseeing all aspects of our corporate governance functions on behalf of the board, and making recommendations to the board regarding corporate governance issues. Our nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com. Three directors comprise the nominating and corporate governance committee: Messrs. Christopher A. Kuebler, Irwin Lerner, and Roy A. Whitfield. All members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and that of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements, and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and that of our board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Secretary. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met fourteen (14) times during the last fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board, or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or individual director, will be directed to submit written or electronic communications to our Secretary, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, by our Secretary on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions, will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K.

PROPOSAL 2

APPROVAL OF THE 2000 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

In February 1994, the board adopted, and the stockholders subsequently approved, our 1994 Equity Incentive Plan (the “1994 Equity Incentive Plan”). The 1994 Equity Incentive Plan was an amendment and restatement of our 1992 Stock Option Plan. In March 1996, the board and stockholders approved an increase in the number of shares reserved for issuance under the 1994 Equity Incentive Plan to a total of 7,800,000 shares of common stock (as adjusted for the stock split on August 22, 2000). In April 1998, the board amended and restated the 1994 Equity Incentive Plan with stockholder approval in June 1998 to increase the number of shares reserved for issuance under the 1994 Equity Incentive Plan to a total of 9,350,000 shares of common stock.

In April 2000, our 1994 Equity Incentive Plan was amended and restated in its entirety and renamed the “2000 Equity Incentive Plan” (the “Plan”). As part of such amendment and restatement, the board and stockholders approved (i) an increase in the number of shares reserved for issuance under the Plan by 1,000,000 shares to a total of 10,350,000 shares of common stock (as adjusted for the stock split on August 22, 2000); (ii) the extension of the term of the Plan from 2004 to 2010; (iii) the inclusion of provisions accelerating vesting of options upon an optionholder’s death under certain circumstances; and (iv) other amendments as to bring the Plan into conformity with law and prevalent plan design terms.

In April 2004, our board amended and restated the Plan with stockholder approval in June 2004, to (i) increase the number of shares of common stock authorized for issuance under the Plan to a total of 11,250,000 shares, (ii) provide that the number of shares of common stock reserved for issuance under the Plan be reduced by 1.5 shares for each share granted pursuant to a stock bonus or restricted stock award under the Plan, (iii) provide that the maximum term of stock options granted under the Plan be eight years, except that in certain cases, the maximum term of incentive stock options be five years (see “Eligibility”), and (iv) provide that the exercise price of each nonstatutory stock option granted under the Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

On March 17, 2006, our board approved a resolution to amend and restate the Plan subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Plan from a total of 11,250,000 shares to 18,250,000 shares. Our board adopted this amendment and restatement in order to attract and retain qualified personnel, to provide additional incentives to our employees, officers, consultants and non-employee directors and to promote the success of our business. In the event that this proposal is not approved by the stockholders at our 2006 annual meeting of stockholders, the proposed amendment to the Plan will not be implemented and the Plan will remain in full force and effect.

Pursuant to the Plan, we may grant or issue incentive stock options to employees and officers and nonstatutory stock options, rights to acquire restricted stock and stock bonuses to consultants, employees, officers, and employee directors.

As of December 31, 2005, 1,047,835 shares of common stock were available for future grant under the Plan. In addition, there were 4,792,841 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2005, with a weighted average exercise price of $17.51 and a weighted average term of expiration of 4.58 years. During the fiscal year ending December 31, 2005, we granted options under the Plan to purchase 517,000 shares of common stock at exercise prices ranging from $18.61 per share to $0.01 per share.

Stockholders are requested in this Proposal 2 to approve the increase in the number of shares of common stock authorized under the Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Plan, as amended. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved. If stockholders fail to approve this Proposal 2, the Plan will remain as is without any changes thereto.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

The essential features of the Plan, as amended and restated, are outlined below:

PURPOSE

The purpose of the Plan is to attract and retain qualified personnel, to provide additional incentives to our employees, officers, consultants and employee directors and to promote the success of our business. The Plan provides a means by which eligible recipients may be given an opportunity to benefit from increases in value of the common stock through the granting of the following awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock bonuses and (iv) rights to acquire restricted stock. We currently have approximately 780 employees, including two directors who are also employees, and approximately 60 consultants who are eligible to participate in the Plan.

ADMINISTRATION

Our board of directors administers the Plan. The board has the final power to construe and interpret the Plan and, subject to the provisions of the Plan, to determine the persons to whom and the dates on which awards will be granted, whether an award granted will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The board has the power to delegate administration of the Plan to a committee consisting solely of two or more independent directors. As used herein with respect to the Plan, the “board” refers to any committee the board appoints and to the board.

STOCK SUBJECT TO THE PLAN

Subject to the approval of this proposal, an aggregate of 18,250,000 shares of common stock will be reserved for issuance under the Plan. The number of shares of common stock reserved for issuance under the Plan will be decreased by 1 share for each share granted pursuant to an option under the Plan and by 1.5 shares for each share granted pursuant to a stock bonus or restricted stock award under the Plan. If awards granted under the Plan expire, lapse or otherwise terminate without being exercised (or vested in the case of unvested shares), the shares of common stock not acquired under such awards again become available for issuance under the Plan. Awards that are terminated, forfeited or repurchased shall result in an increase in the share reserve of the Plan corresponding to the reduction originally made in respect of the award.

ELIGIBILITY

Incentive stock options may be granted under the Plan only to our employees and employees of our affiliates. Consultants, employees, and directors are eligible to receive other awards under the Plan.

No incentive stock option may be granted under the Plan to any person who, at the time of grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or our affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Plan, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which such options are exercisable for the first time by an optionholder during any calendar year (under all such plans of ours and our affiliates) may not exceed $100,000.

No employee may be granted options covering more than 800,000 shares of common stock within a calendar year. The purpose of this limitation is to ensure that we generally will continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the Plan with an exercise price at or above the fair market value of our common stock on the date of grant. To date, we have not granted to any employee in any calendar year options to purchase a number of shares equal to the limitation, and we do not currently have any intention of granting such number of options to any employee. There can be no assurance, however, that the board will not determine in some future circumstances that it would be in our best interests and the best interests of our stockholders to grant options to purchase such number of shares to a single employee during a calendar year.

No consultant may be granted awards under the Plan if, at the time of grant, a Form S-8 registration statement is not available to register either the offer or the sale of our securities to the consultant because of the nature of the services provided by the consultant, or because the consultant is not a natural person or as otherwise provided by law, unless we determine that (i) such grants shall be registered in another manner under the Securities Act or does not require registration and (ii) such grant complies with the securities laws of all other relevant jurisdictions.

TERMS OF OPTIONS

The following is a description of the permissible terms of options under the Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options under the Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. On March 31, 2006, the closing price of the common stock as reported on the Nasdaq National Market was $20.38 per share.

The exercise price of options granted under the Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the board, (i) by delivery of other shares of our common stock, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the board.

Option Exercise. Options granted under the Plan may become exercisable in cumulative increments (“vest”) as determined by the Board.

Options generally vest in monthly installments beginning one year from the date of grant, with the effect that such shares are fully vested after five years from the date of grant. However, if the optionholder’s service to the Company or its affiliates terminates due to death, then subject to certain restrictions, the vesting of the option will accelerate.

Shares covered by options granted in the future under the Plan may be subject to different vesting terms. The board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows us to repurchase shares not yet vested at their exercise price should the optionholder’s service to us or our affiliates end before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned stock or by a combination of these means.

Term. The maximum term of options under the Plan is eight years, except that in certain cases (see “Eligibility”) the maximum term of incentive stock options is five years. Options under the Plan generally terminate three months after termination of the optionholder’s employment or relationship as a consultant or director to us or our affiliates, unless (a) such termination is due to such person’s permanent and total disability (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), in which case the option may, but need not, provide that it may be exercised at any time within twelve months following such termination; (b) the optionholder dies while employed by or serving as a consultant or director to us or our affiliates, or within a specified period after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within eighteen months following the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer or shorter period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

Purchase Price; Payment. The purchase price under each stock purchase agreement will be determined by the board but in any event may be no less than 85% of the fair market value of our common stock on the date of grant.

The purchase price of stock pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the board, according to a deferred payment or other arrangement with the person to whom the common stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the board in its discretion. Eligible participants may also be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to us for our benefit.

Repurchase. Shares of the common stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in our favor in accordance with a vesting schedule determined by the board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to us or our affiliates, we may repurchase or otherwise reacquire any or all of the shares of the common stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between us and such person. However, if the person’s service to us or our affiliates terminates due to death, then subject to certain restrictions, the shares acquired pursuant to the stock bonus or restricted stock purchase agreement will become fully vested as of the date of termination.

ADJUSTMENT PROVISIONS

If there is any change in the stock subject to the Plan or subject to any award granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and awards outstanding thereunder will be appropriately adjusted as to the type of security and the maximum number of shares subject to the Plan, the type of security and the maximum number of shares which may be granted to an employee during a calendar year, and the type of security, number of shares and price per share of stock subject to such outstanding awards.

EFFECT OF CERTAIN CORPORATE EVENTS

In the event of our dissolution or liquidation, outstanding awards will terminate if not exercised prior to such event. In the event of a (i) sale, lease or other disposition of all or substantially all of our assets, (ii) a merger or consolidation in which we are not the surviving corporation or (iii) a reverse merger in which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (each, a “corporate transaction”), the surviving or acquiring corporation may assume or replace outstanding awards. If it declines to do so, the vesting and exercisability of awards held by persons whose service to us or our affiliates has not terminated will be accelerated prior to the corporate transaction, and such awards and any other outstanding awards under the Plan will terminate if not exercised prior to the corporate transaction. If there is an acquisition of majority of the voting power of us and such event does not constitute a corporate transaction, then the vesting and exercisability of awards held by persons whose service to us or our affiliates has not terminated also will be accelerated.

The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT AND TERMINATION

The board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. The rights and obligations under any award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the optionholder. Unless sooner terminated, the Plan will terminate in February 2010. The Board may also amend the Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 promulgated under the Exchange Act, other applicable law, or any Nasdaq or securities exchange listing requirements.

RESTRICTIONS ON TRANSFER

Under the Plan, an incentive stock option may not be transferred by the optionholder otherwise than by will or by the laws of descent and distribution. A nonstatutory stock option may be transferred to the extent permitted in the individual optionholder’s agreement. During the lifetime of an optionholder, only the optionholder may exercise an option. No rights under a stock bonus or restricted stock purchase agreement are transferable except as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement. In addition, shares subject to our repurchase under an early exercise stock purchase agreement may be subject to restrictions on transfer that the board deems appropriate.

FEDERAL INCOME TAX INFORMATION

The following is a summary of the principal United States federal income tax consequences to employees and us with respect to participation in the Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the optionholder or to us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

If an optionholder holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a capital gain or loss. Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition, the optionholder will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, and (b) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on the length of time that the stock was held. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 15% while the maximum ordinary income rate is effectively 35% at the present time. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:

There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of any tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognizable by the optionholder. Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on the length of time the stock was held.

Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Restricted Stock And Stock Bonuses. Restricted stock and stock bonuses granted under the Plan generally have the following federal income tax consequences:

Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse, unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized.

Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of any tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income recognizable by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on the length of time the stock was held. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

Potential Limitation On Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of “outside directors;” and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury Regulations only if: (i) the award is granted by a compensation committee comprised solely of “outside directors;” (ii) the award is granted

(or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal. We have taken steps to ensure that options granted at fair market value qualify as performance-based compensation.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2005 and December 31, 2004, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2005	2004
Audit Fees	$2,699,038	$963,600
Audit-related Fees (includes fees for accounting research and consultation)	412,067	252,600
Tax Fees (includes fees for tax preparation and compliance)	48,255	130,700
All Other Fees (1)	140,391	0

Total Fees	$3,299,751	$1,346,900

(1)	Fees in connection with the Aerogen, Inc. acquisition.

The audit committee approved all fees described above.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2005.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	4,792,841	$17.14	1,473,427	(2)
Equity compensation plans not approved by security holders	8,536,277	$18.31	2,056,662

Total	13,329,118	$17.90	3,530,089

(1)	Does not include options to purchase 32,478 shares assumed in connection with the acquisition of Bradford Particle Design Ltd (with a weighted-average exercise price of $7.74 per share) and options to purchase 104,097 shares we assumed in connection with the acquisition of Shearwater Corporation (with a weighted-average exercise price of $0.03 per share).
(2)	Includes 425,592 shares of common stock available for future issuance under our Employee Stock Purchase Plan as of December 31, 2005. Eligible participants purchased an aggregate amount of 108,648 shares and 125,617 shares under the Employee Stock Purchase Plan in fiscal year 2005 and 2004, respectively.

2000 NON-OFFICER EQUITY INCENTIVE PLAN

Our 2000 Non-Officer Equity Incentive Plan (the “Non-Officer Plan”) was adopted without the approval of our security holders. The essential features of the Non-Officer Plan are outlined below.

General

The Non-Officer Plan provides for the grant of nonstatutory stock options, stock bonuses, and restricted stock purchase awards. Nonstatutory stock options granted under the Non-Officer Plan are not intended to qualify as incentive stock options under the Code. An aggregate of 12,750,000 shares of common stock are reserved for issuance under the Non-Officer Plan.

Purpose

The board adopted the Non-Officer Plan to provide a means by which our and our affiliates’ employees and consultants who are not officers or directors may be given an opportunity to purchase our stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success and our affiliates’ success.

Administration

The board administers the Non-Officer Plan. Subject to the provisions of the Non-Officer Plan, the board has the power to construe and interpret the Non-Officer Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The board has the power to delegate administration of the Non-Officer Plan to a committee composed of not fewer than one member of the board. As used herein with respect to the Non-Officer Plan, the “board” refers to any committee the board appoints as well as to the board itself.

Stock Subject to the Non-Officer Plan

An aggregate of 12,750,000 shares of common stock is reserved for issuance under the Non-Officer Plan. The number of shares of common stock reserved for issuance under the Non-Officer Plan will be decreased by 1 share for each share granted pursuant to an option under the Non-Officer Plan and by 1.5 shares for each share granted pursuant to a stock bonus or restricted stock purchase award under the Non-Officer Plan. If awards granted under the Non-Officer Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Non-Officer Plan. If we reacquire unvested stock issued under the Non-Officer Plan, the reacquired stock will again become available for reissuance under the Non-Officer Plan for awards. Awards that are terminated, forfeited or repurchased shall result in an increase in the share reserve of the Non-Officer Plan corresponding to the reduction originally made in respect of the award.

Eligibility

Our employees and consultants, and our affiliates’ employees and consultants, who are neither officers nor directors, are eligible to receive awards under the Non-Officer Plan.

Terms of Awards

Exercise Price; Payment. The exercise price of options under the Non-Officer Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. The purchase price of restricted stock purchase awards are determined by the board. Stock bonuses may be awarded in consideration for past services actually rendered to us or any of our affiliates.

The exercise price of options granted under the Non-Officer Plan must be paid either (i) in cash at the time the option is exercised, or (ii) or at the discretion of the board, by delivery to us of our common stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the board. The purchase price of restricted stock purchase awards granted under the Non-Officer Plan must be paid (i) in cash at the time of purchase, (ii) at the discretion of the board, according to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the board.

Vesting. Awards granted by the board under the Non-Officer Plan may become exercisable or released from our repurchase option in cumulative increments as determined by the board. The board has the power to accelerate the time at which an award may vest or be exercised. In addition, options granted under the Non-Officer Plan may include an early exercise provision to permit exercise prior to vesting, but the unvested portion may be subject to our repurchase option or to any other restriction determined by the board as appropriate.

Term. The board shall have sole discretion over the term of options granted under the Non-Officer Plan, provided, however, the maximum term of options granted under the Non-Officer Plan is eight years. In the event that a holder’s continuous service with us or an affiliate of ours terminates other than due to the death or disability of such holder, the holder may exercise his or her options, if applicable, at any time within the earlier of (i) three months (or such other period as specified in an option agreement between the holder and us) after such termination or (ii) the expiration of the term of the option as set forth in an option agreement between the holder and us. In the event that a holder’s continuous service with us or an affiliate of ours terminates due to the holder’s permanent and total disability, the holder may exercise his or her options, if applicable, at any time within the earlier of (i) twelve months (or such other period as specified in an option agreement between the holder and us) after such termination or (ii) the expiration of the term of the option as set forth in an option agreement. In the event that a holder’s continuous service with us or an affiliate of ours terminates due to the holder’s death, then subject to certain restrictions, the option will become fully vested and exercisable as of the date of termination, and may be exercised at any time within the earlier of (i) eighteen months (or such other period as specified in an option agreement between the holder and us) after death or (ii) the expiration of the term of the option as set forth in an option agreement. In the event that a holder dies within a certain time period following termination of service, the option may be exercised, if applicable, at any time within the earlier of (i) eighteen months (or such other period as specified in an option agreement between the holder and us) after death or (ii) the expiration of the term of the option as set forth in an option agreement. A holder may designate a beneficiary who may exercise the option following the holder’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is extended in the event that exercise of the option within these periods is prohibited. A holder’s option agreement may provide that if the exercise of the option following the termination of the holder’s service would result in liability under the Securities Act of 1933, as amended (the “1933 Act”), then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the option agreement or (ii) three months (or such other period as specified in an option agreement between the holder and us) after the termination of the holder’s service during which the exercise of the option would not be in violation of such registration requirements.

In the event a person ceases to be an employee of or consultant to us or our affiliates, we may repurchase or otherwise reacquire any or all of the shares of the common stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between us and such person. However, if the person’s service to us or our affiliates terminates due to death, then subject to certain restrictions, the shares acquired pursuant to the stock bonus or restricted stock purchase agreement will become fully vested as of the date of termination.

Restrictions on Transfer

Options may be transferable to the extent provided in the option agreement. If the option does not provide for transferability, then the option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the holder only by the holder. The holder may designate a third party to exercise the option in the event of the death of the holder. Stock bonus and restricted stock awards may be transferable only upon such terms and conditions as set forth in the stock award agreement, so long as the stock awarded remains subject to the agreement.

Adjustment Provisions

Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transactions not involving the receipt of consideration by us, may change the class(es) and number of shares of common stock subject to the Non-Officer Plan and outstanding awards. In that event, the Non-Officer Plan will be appropriately adjusted as to the class(es) and the maximum number of shares of common stock subject to the Non-Officer Plan, and outstanding awards will be adjusted as to the class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of our dissolution or liquidation, outstanding awards will terminate if not exercised prior to such event. In the event of (i) the sale, lease or other disposition of all or substantially all of our assets, (ii) a merger or consolidation in which we are not the surviving corporation or (iii) a reverse merger in which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (collectively, “corporate transaction”), then any surviving or acquiring corporation shall assume awards outstanding under the Non-Officer Plan or shall substitute similar awards. If any surviving or acquiring corporation refuses to assume such awards or to substitute similar awards, then with respect to awards held by holders whose service with us or an affiliate of ours has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and such awards and any other outstanding awards under the Non-Officer Plan will terminate if not exercised (if applicable) at or prior to such corporate transaction.

The Non-Officer Plan also provides that, in the event of an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of our securities representing at least fifty percent of the combined voting power entitled to vote in the election of directors and provided that such acquisition is not as a result of, and does not constitute, a corporate transaction, then with respect to awards held by holders whose service with us or an affiliate of ours has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) shall be accelerated in full.

The acceleration of an award in the event of an acquisition, corporate transaction, or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

Duration, Amendment and Termination

The board may suspend or terminate the Non-Officer Plan without stockholder approval or ratification at any time or from time to time; provided, however, that no such suspension or termination may impair the rights of any outstanding award under the Non-Officer Plan without the holder’s consent.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to employees and us with respect to participation in the Non-Officer Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Non-Officer Plan generally have the following federal income tax consequences.

There are no tax consequences to the holder or us by reason of the grant. Upon acquisition of the stock, the holder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the holder.

Upon disposition of the stock, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2006 by: (i) each director and nominee for director; (ii) each of our Named Executive Officers; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
OppenheimerFunds, Inc.(2)	12,895,840	14.49%
Ajit S. Gill(3)	1,339,635	1.49%
Robert B. Chess(4)	929,252	1.04%
John S. Patton, Ph.D.(5)	803,938	*
Melvin Perelman, Ph.D.(6)	147,500	*
Roy A. Whitfield(6)	133,750	*
Irwin Lerner(6)	131,250	*
Christopher A. Kuebler(6)	86,250	*
Ajay Bansal (7)	83,644	*
Michael A. Brown(6)	78,750	*
Susan Wang(6)	48,625	*
David Johnston (8)	28,921	*
Joseph J. Krivulka (6)	23,750	*
Nevan C. Elam (9)	18,666	*
Louis Drapeau	0	*
All executive officers and directors as a group (14 persons)(10)	3,853,931	4.19%

*	Denotes ownership percentage less than 1%.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, the Company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 88,968,145 shares outstanding on January 31, 2006, adjusted as required by rules promulgated by the SEC.
(2)	Based solely on a Schedule 13G filed with the SEC on February 8, 2006 by OppenheimerFunds, Inc., a registered investment adviser. OppenheimerFunds, Inc. is the parent holding company of Oppenheimer Global Opportunities Fund (formerly Oppenheimer Global Growth & Income Fund), an investment company registered under Section 8 of the Investment Company Act of 1940. OppenheimerFunds, Inc. has sole voting and dispositive power over none of the shares and shared dispositive power over 12,895,840 of the shares. Oppenheimer Global Opportunities Fund has sole voting power over 12,000,000 of the shares and shared dispositive power over 12,000,000 of the shares. OppenheimerFunds, Inc., Oppenheimer Global Opportunities Fund and their principal shareholders disclaim any beneficial interest in the shares. OppenheimerFunds, Inc. is located at 225 Liberty Street, 11th Floor, New York, New York 10281. Oppenheimer Global Opportunities Fund is located at 6803 S. Tucson Way, Centennial, Colorado 80112.
(3)	Includes 81,536 shares held by Ajit S. Gill & Ann C. Gill, Trustees, under an agreement dated October 14, 1998 FBO Ajit S. Gill & Ann C. Gill (the “Gill Trust”). Mr. Gill and his wife, Ann C. Gill, are sole trustees of the Gill Trust. Mr. Gill and his wife, each acting alone, have the power to vote and dispose of such shares. Also includes 1,227,248 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006. Also includes 4,184 shares issued pursuant to our 401(k) Retirement Plan. Also includes 26,667 shares issuable upon the settlement of restricted stock units.
(4)	Includes 720,976 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006. Also includes 4,149 shares issued pursuant to our 401(k) Retirement Plan. Also includes 5,555 shares issued upon the settlement of restricted stock units.

(5)	Includes 551,657 shares held by John S. Patton & Jamie S. Patton, Trustees, under the July 2, 1997 Patton Revocable Trust (the “Patton Trust”). Dr. Patton and his wife, Jamie S. Patton, are sole trustees of the Patton Trust. Dr. Patton and his wife, each acting alone, have the power to vote and dispose of such shares. Also includes 238,266 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006. Also includes 2,432 shares issued pursuant to our 401(k) Retirement Plan. Also includes 10,333 shares issued upon the settlement of restricted stock units.
(6)	All shares issuable upon exercise of options exercisable within 60 days of January 31, 2006.
(7)	Includes 71,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006. Also includes 1,311 shares issued pursuant to our 401(k) Retirement Plan. Also includes 10,333 shares issuable upon the settlement of restricted stock units.
(8)	Includes 25,999 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006. Also includes 822 shares issued pursuant to our 401(k) Retirement Plan.
(9)	Includes 18,666 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006.
(10)	Includes the shares held by the Gill Trust and the Patton Trust, as described above. Also includes an aggregate of 2,917,611 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2006. Also includes an aggregate of 12,898 shares issued pursuant to our 401(k) Retirement Plan. Also includes 54,888 shares issuable upon the settlement of restricted stock units.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that in June 2005, Ajit S. Gill inadvertently filed a late Form 4 with respect to the acquisition of 8,333 shares of common stock in connection with the delivery of vested shares under a restricted stock unit award.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS

Under the 2005 Compensation Plan for Non-Employee Directors, each of our non-employee directors received an annual retainer of $15,000, plus $1,000 per board meeting and $500 per committee meeting, including telephonic meetings. The chairman of the audit committee received an additional $5,000 per year, payable quarterly. If a non-employee director was the chairman of any other committee, such director received an additional $2,500 per year, payable quarterly. In the fiscal year ended December 31, 2005, we paid $213,125.00 total cash compensation to our non-employee directors for service as directors. The members of the board are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings in accordance with our policy.

Under the terms of our 1994 Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Plan”), each member of our board who was not an employee was, upon their election and reelection, automatically granted without the board’s or the stockholders’ further action, an option to purchase 30,000 shares of our common stock for each three-year term to which he or she was elected. The non-employee directors who began with a one or a two-year term when we first instituted the staggered board or who were appointed to the board mid-term were granted 10,000 and 20,000 shares of common stock, respectively. There are currently options to purchase no shares available under the Non-Employee Directors’ Plan and therefore we will not make any additional grants under this plan. Since 2002, we have been making grants to non-employee directors under our 2000 Equity Incentive Plan as determined by the board of directors.

The options vested monthly over the period of the term being served (in the event a non-employee director resigns during the year, our practice has been to vest the options monthly based on such director’s actual service) for election year grants and over a period of one year for regular annual grants. Only non-employee directors are eligible to receive options under the Non-Employee Directors’ Plan or comparable grants under the 2000 Equity Incentive Plan for their service on the board. These options are intended not to qualify as incentive stock options under the Code. The exercise price of these options is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Option grants under the Non-Employee Directors’ Plan are non-discretionary, although the comparable grants under the 2000 Equity Incentive Plan are approved by the Board. The term of options granted under the Non-Employee Directors’ Plan is ten years or comparable grants under the 2000 Equity Incentive Plan is eight years. Under the Non-Employee Directors’ Plan, in the event of a merger with or into another corporation or a consolidation in which we are the surviving corporation, with the outstanding shares of our common stock immediately preceding the merger being converted by virtue of the merger into other property, or any other capital reorganization in which 50% of our shares entitled to vote are exchanged, the vesting of each such option will accelerate in full and the option will terminate if not exercised prior to the consummation of the transaction. The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

In addition to the grants described above, each non-employee director who has served on our board has received an option to purchase 12,500 shares of our common stock under the 2000 Equity Incentive Plan upon the date of the board’s meeting in September of each year. Such options vest monthly over one year. Non-employee directors are also eligible for discretionary grants of options under our 2000 Equity Incentive Plan.

In connection with this arrangement, Messrs. Brown and Krivulka were each granted options to purchase 30,000 shares of our common stock in June 2005 in connection with their elections for a three-year term. In September 2005, Ms. Wang and Messrs. Brown, Krivulka, Kuebler, Lerner and Whitfield were granted options to purchase 12,500 shares of our common stock.

Options to purchase an aggregate of 798,475 shares of common stock have been granted to non-employee directors under the Non-Employee Directors’ Plan and the 2000 Equity Incentive Plan as of January 31, 2006, of

which options to purchase 33,600 shares have been exercised. Options to purchase an aggregate of 4,632,125 shares of common stock have been granted to directors who are our employees as of January 31, 2006, of which options to purchase 1,963,727 shares have been exercised.

On March 17, 2006, the board of directors approved and adopted a revised Compensation Plan for Non-Employee Directors (the “Non-Employee Director Compensation Plan”) to replace the 2005 Compensation Plan for Non-Employee Directors. Only non-employee directors are eligible to participate in the Non-Employee Director Compensation Plan. The Non-Employee Director Compensation Plan will take effect immediately following the 2006 Annual Meeting of Stockholders.

Under the Non-Employee Director Compensation Plan, each non-employee director is eligible to receive an annual retainer of $25,000 for their service on the board of directors, an annual retainer of $7,500 for serving on the audit committee, an additional $7,500 for serving as chair of the audit committee, an annual retainer of $5,000 for serving on any other committee established by the board of directors, and $5,000 for serving as chair of such other committee. In addition, if a non-employee director attends more than four (4) regularly scheduled board meetings and four (4) telephonic board meetings, such non-employee director shall receive an additional $1,000 per telephonic meeting and $2,000 per in person meeting. If a non-employee director attends more than four (4) regularly scheduled committee meetings and four (4) telephonic committee meetings, such non-employee director shall receive an additional $500 per telephonic meeting and $1,000 per in person meeting.

In addition, under the Non-Employee Director Compensation Plan, in September of each year, each non-employee director will receive equity grants with an aggregate value composed of fifty percent (50%) stock options at an exercise price equal to the closing price of the Company’s common stock on the grant date and fifty percent (50%) restricted stock unit awards, each under the Company’s 2000 Equity Incentive Plan. This annual equity compensation award will be based on the approximate aggregate value of the median equity compensation for non-employee directors of comparable companies as determined annually by the board of directors. The value of stock options will be determined based on the application of the Black-Scholes valuation method. Stock options and restricted stock unit awards granted to non-employee directors shall vest monthly over a period of one year and the stock options will have a term of eight (8) years. In the event of a change of control, the vesting of each option or restricted stock unit award shall accelerate in full as of the closing of such transaction.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003, compensation awarded or paid to our Chief Executive Officer and our other five most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Unit Awards (2)		Securities Underlying Options	All Other Compensation (1)
Ajit S. Gill Chief Executive Officer, President and Director	2005 2004 2003	$510,833 498,049 474,461	$262,786 272,289 250,903	— — —		$904,000 977,500 —	125,000 100,000 150,000	$11,113 10,278 9,968

Robert B. Chess Executive Chairman	2005 2004 2003	135,805 167,019 183,641	80,892 93,603 115,337	— — —	$	— 325,820 —	25,000 33,333 52,500	8,425 7,435 6,559

Ajay Bansal(3) Chief Financial Officer	2005 2004 2003	307,824 288,650 235,308	122,832 105,188 170,067	$27,000 92,034 6,496		$185,400 476,250 —	20,000 — 90,000	3,824 6,995 4,726

John S. Patton, Ph.D. Founder, Chief Scientific Officer and Director	2005 2004 2003	274,583 261,354 248,908	142,735 127,105 112,822	— — —		$184,500 476,250 —	20,000 — 30,000	7,793 6,740 8,270

Nevan C. Elam(4) Senior Vice President Corporate Operations, General Counsel and Secretary	2005 2004	269,531 —	46,875 —	50,000 —		— —	80,000 —	507 —

David Johnston(5) Senior Vice President Research & Development	2005 2004 2003	314,246 300,000 —	129,253 83,500 —	7,083 42,770 —		$184,500 — —	20,000 50,000 —	9,261 7,542 —

(1)	Amounts include perquisites consisting of one or more of the following: (i) life insurance premiums paid by us; (ii) reimbursement for computer equipment used for company business; (iii) entertainment gifts associated with company business; (iv) matching contributions under our 401(k) plan; and (v) Term of Service Award given to all employees for either 5, 10 or 15 years of service to the Company.
(2)	Includes restricted stock unit awards granted pursuant to our 2000 Equity Incentive Plan covering 50,000 shares or units for Mr. Gill, 10,000 shares or units for Mr. Bansal, 10,000 shares or units for Dr. Patton and 10,000 shares for Mr. Johnston. The restricted stock units were granted to Mr. Gill on a date when the closing price of our Common Stock on the Nasdaq National Market on the last market trading day prior to the date of their respective grants was $18.08. The restricted stock units were granted to Mr. Bansal, Dr. Patton and Mr. Johnston on a date when the closing price of our Common Stock on the Nasdaq National Market on the last market trading day prior to the date of their respective grants was $18.54. The restricted stock unit awards vest one-fifth on December 31, 2005, one-fourth on December 31, 2006, one-fourth on December 31, 2007 and are fully vested on December 31, 2008, and are paid in shares of our Common Stock as soon as practicable after vesting. No dividends or other distributions that may be made in respect of the shares of Common Stock will be paid on the restricted stock units.
(3)	Mr. Bansal entered into an offer letter with us in January 2003 and commenced working with us in February 2003. The “Other Annual Compensation” reported for Mr. Bansal represents relocation and housing expenses Mr. Bansal received in connection with the terms and conditions of his offer letter dated January, 2003.

(4)	Mr. Elam entered into an offer letter with us on January 3, 2005 and commenced working with us in January, 2005. Commencing on January 17, 2005, Mr. Elam was required to file with the SEC reports of changes in ownership of our common stock and other equity securities pursuant to Section 16(a) of the Securities Exchange Act of 1934. The “Other Annual Compensation” reported for Mr. Elam represents a one-time sign-on bonus of $50,000, of which 50% was paid on the three month anniversary of his start date, and the remaining 50% was paid on the nine-month anniversary of his start date.
(5)	Mr. Johnston entered into an offer letter with us in November, 2003 and commenced working with us in January, 2004. The “Other Annual Compensation” reported by Mr. Johnston represents housing expenses Mr. Johnston received in connection with the terms and conditions of his offer letter dated November, 2003.

STOCK OPTION GRANTS AND EXERCISES

We grant options to our executive officers under our 2000 Equity Incentive Plan. As of January 31, 2006, options to purchase a total of 4,693,156 shares were outstanding under the 2000 Equity Incentive Plan and options to purchase 957,835 shares remained available for grant under the plan.

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Stock Option Grants in 2005

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2005 (1)	Exercise Price Per Share	Expiration Date	5%	10%
Ajit S. Gill	125,000	(3)	7.60%	$18.08	2/12/13	$1,078,125	$2,583,170
Nevan C. Elam	80,000	(4)	4.86%	18.61	1/17/13	710,835	1,702,575
Robert B. Chess	25,000	(5)	1.52%	18.08	2/12/13	215,625	516,634
Ajay Bansal	20,000	(6)	1.22%	18.54	2/9/13	177,040	424,042
David Johnston	20,000	(6)	1.22%	18.54	2/9/13	177,040	424,042
John S. Patton	20,000	(6)	1.22%	18.54	2/9/13	177,040	424,042

(1)	Based on an aggregate of 1,645,650 options granted to employees in 2005, including the Named Executive Officers and excluding options granted to non-employee directors in 2005.
(2)	The potential realizable value is based on the term of the option at the time of grant (eight years). Assumed stock price appreciation of five percent and ten percent is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.
(3)	Options for 125,000 shares vest monthly over five years commencing in February 2005. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(4)	Options for 80,000 shares vest 1/5th on January 17, 2006 and monthly over four years thereafter. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(5)	Options for 25,000 shares vest monthly for five years commencing in February 2005. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(6)	Options for 20,000 shares vest monthly for five years commencing in February 2005. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.

Aggregated Option Exercises During 2005 and Option Values at December 31, 2005

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at December 31, 2005 (2)		Value of Unexercised In-the-Money Options at December 31, 2005 (3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ajit S. Gill	42,800	$625,566	481,777	153,667	$2,625,004	$1,235,966
Robert B. Chess			185,084	67,084	472,761	570,116
Ajay Bansal	10,000	145,611	36,499	39,001	406,770	433,393
John S. Patton, Ph.D.	31,600	443,954	258,000	27,000	1,287,192	243,245
Nevan C. Elam			0	0	0	0
David Johnston			19,166	30,834	41,398	66,601

(1)	Based on the fair market value of our common stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised, without taking into account any taxes that may be payable in connection with the transaction.
(2)	Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(3)	Based on a price of $16.46 per share, which was the last reported sale price of our common stock on the Nasdaq National Market on December 31, 2005, multiplied by the number of shares underlying the option, less the exercise price payable for these shares, without taking into account any taxes that may be payable in connection with the transaction.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

As provided in the 2000 Equity Incentive Plan, stock options and other equity awards granted to the Named Executive Officers accelerate and vest in full upon a change in control, asset sale, merger, consolidation or reverse merger in the event the acquiring company does not assume the options or equity awards or does not substitute similar options or equity awards. The options will also accelerate and vest in full upon certain securities acquisitions, as described in our 2000 Equity Incentive Plan. The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

The Named Executive Officers may participate and receive benefits under the Nektar Therapeutics Severance Benefit Plan (the “Benefit Plan”). Under the Benefit Plan, the board has discretion on the amount of severance benefit a Named Executive Officer may receive. The Benefit Plan was amended and restated in April 2003 and further amended and restated in April 2004.

On November 10, 2003, we entered into an offer letter with Mr. Johnston, our Senior Vice President Research & Development, setting forth his initial base salary of $300,000 per year, a targeted variable compensation of $100,000 per year, and an initial bonus payment of $30,000. Mr. Johnston agreed to reimburse us for the full amount of the initial bonus if his employment terminates other than “without cause” by us or if he resigns before his first anniversary. Mr. Johnston was granted stock options to purchase 50,000 shares of our common stock at an exercise price set at the closing price of our stock on the day preceding Mr. Johnston’s date of hire. In addition, we agreed to reimburse Mr. Johnston for certain relocation expenses, subject to forfeiture if his employment terminates other than “without cause” by us or if he resigns within one year after the relocation expenses have been reimbursed. We also agreed to provide Mr. Johnston with a relocation allowance of $10,000 and $34,000 in rental assistance payments in the first year of his employment; however, if Mr. Johnston voluntarily elected to terminate his employment within twelve months of the effective date a relocation expense was incurred, he agreed to repay the relocation dollars reimbursed and/or advances, including all expenses that were directly billed to us. On December 12, 2003, we entered into an addendum to the offer letter with Mr. Johnston providing for additional relocation expenses to reimburse Mr. Johnston for a second move of household goods, subject to forfeiture if his employment terminates other than “without cause” by us or if he resigns within one year after the relocation expenses have been reimbursed.

On January 3, 2005, we entered into an offer letter with Mr. Elam, our Senior Vice President, Corporate Operations, General Counsel, and Secretary. This letter provide that Mr. Elam is eligible to receive a total compensation package of up to $375,000 per year, of which $281,250 is fixed compensation and of which $93,750 shall be his target variable compensation. For the first six months of his first year of employment, Mr. Elam’s variable compensation will be guaranteed at 100% of the variable compensation for such period. Mr. Elam was provided a one-time sign-on bonus of $50,000, of which 50% was paid on the three month anniversary of his start date, and the remaining 50% shall be paid on the nine-month anniversary of his start date. In the event Mr. Elam’s employment is terminated other than “without cause” by Nektar or if he resigns before the first anniversary of his start date, Mr. Elam shall reimburse Nektar for the full amount of the sign-on bonus. Mr. Elam was granted an option to purchase 80,000 shares of Nektar’s common stock under Nektar’s 2000 Equity Incentive Plan.

On January 10, 2006, we entered into an offer letter with Louis Drapeau, our Senior Vice President, Finance and Chief Financial Officer. Mr. Drapeau is eligible to receive a total compensation package of up to $470,000 per year, of which $352,500 shall be fixed compensation and of which $117,500 shall be his target variable compensation. Mr. Drapeau was granted an option to purchase 90,000 shares of our common stock under the 2000 Equity Incentive Plan.

On February 24, 2006, we entered into a letter agreement with Mr. Chess, who was appointed to serve as our interim President and Chief Executive Officer effective as of March 17, 2006. Mr. Chess will be eligible to receive an additional $250,000 (payable in three equal installments of $83,333 on March 17, 2006, March 17, 2007 and March 17, 2008) as partial consideration for his interim service as our President and Chief Executive Officer through the earlier of (i) our appointment of a new President and Chief Executive Officer and (ii) June 30, 2006. Mr. Chess’s annual compensation of $199,500, including his variable compensation, will remain unchanged. Mr. Chess was granted an option to purchase 37,500 shares of our common stock and a restricted stock unit award of 18,750 shares of our common stock under the 2000 Equity Incentive Plan.

On March 6, 2006, we entered into a Transition Agreement with Ajay Bansal, our former Senior Vice President of Finance and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Bansal will resign as our employee no later than June 15, 2006. During the period of his continued employment, he will continue to be paid his base salary and be eligible to participate in our variable compensation program. Following the termination of his employment, we will provide Mr. Bansal with the following severance payments: (i) an initial payment of $50,000 to be made shortly following the termination of his employment; and (ii) monthly payments of $30,287.33 beginning the month following the initial payment and continuing for 12 months in the aggregate. In addition, we will pay for Mr. Bansal’s health, life and disability insurance premiums for one year following the termination of his employment unless he becomes eligible for coverage with another employer. The vesting of Mr. Bansal’s outstanding stock options and restricted stock units will be accelerated such that the amount of these awards that would have vested in the 14 months following the termination of Mr. Bansal’s employment shall become fully vested. Mr. Bansal shall be permitted to exercise his outstanding stock awards any time prior to December 31, 2006.

On March 13, 2006, we entered into a Transition and Retirement Agreement with Mr. Gill. Pursuant to the terms of the agreement, Mr. Gill agreed to resign from his position as President and Chief Executive Officer and as a member of the Company’s Board of Directors and as an officer and director of all affiliated entities as of March 17, 2006. Mr. Gill will resign as our employee no later than June 30, 2006. During the period of his continued employment, he will continue to be paid his base salary and be eligible to participate in our variable compensation program. Following the termination of his employment, we will provide Mr. Gill with the following transition payments: (i) an initial payment of $272,216.80 to be made approximately six months following the termination of his employment; and (ii) monthly payments of $45,369.44 beginning the month following the initial payment and continuing for 30 months in the aggregate. In addition, we will pay for Mr. Gill’s health, life and disability insurance premiums through June 30, 2009 unless he becomes eligible for coverage with another employer. Mr. Gill has agreed to provide consulting services to us through June 30, 2009. Mr. Gill’s outstanding stock options and restricted stock units will continue to vest throughout the term of the consulting period. In the event that his consulting period is terminated as a direct result of a change of control, the vesting of his outstanding equity awards will fully accelerate.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee is currently comprised of three non-employee directors, Ms. Wang, Mr. Krivulka, and Mr. Whitfield. Under currently applicable rules, all members of the audit committee have been determined to be independent. A copy of the audit committee charter is available on our corporate website at www.nektar.com.

The audit committee acts on behalf of the board in fulfilling the board’s oversight responsibility with respect to the financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the financial statements, and the qualifications, independence and performance of the independent registered public accounting firm, hereinafter referred to as the “independent auditors.”

The audit committee’s primary responsibility is to oversee the financial reporting process, including the direct oversight of the independent auditors. Management is responsible for preparing the financial statements, and the independent auditors are responsible for auditing the financial statements.

The audit committee held eleven (11) meetings during 2005, all of which were attended by the company’s independent auditors. The meetings were designed to facilitate and encourage private communication between the audit committee and the independent auditors, Ernst & Young LLP.

During these meetings, the audit committee reviewed and discussed the financial statements with management and Ernst & Young LLP.

As of December 31, 2004, the Company’s management concluded that it had a material weakness in its financial statement close process that included the insufficient review of the application of accounting policies and disclosures in the notes to its financial statements. This material weakness impacted the Company’s ability to report financial information in conformity with generally accepted accounting principles (“GAAP”) and resulted in the Company restating its previously issued annual consolidated financial statements for the fiscal years ended December 31, 2003 and 2002 and certain amounts reported previously in all four quarters of 2003 and the first three quarters of 2004 in order to reflect reclassifications between research and development expense, general and administrative expense and interest expense and with respect to the consolidated financial statements for the fiscal year ended December 31, 2003, to reduce the gain on debt extinguishment. The Company concluded that this material weakness in the financial statement close process was a result of staff with inadequate proficiency to apply the Company’s accounting policies in accordance with GAAP.

During 2005, the Company implemented a remediation plan to address the material weakness including recruiting and hiring additional accounting staff with the requisite technical expertise, implementing revised policies and procedures and enhanced review of non-routine and complex transactions to ensure consistent application of GAAP, and establishing a management sub-certification process to identify and document matters that might require additional financial statement or disclosure. The Company’s management determined, and the Audit Committee concurs, that there were no deficiencies in the Company’s internal control over financial reporting that constituted a material weakness as of December 31, 2005. The Audit Committee continues to oversee management’s plans for additional improvements in the Company’s internal control over financial reporting in 2006. On the basis of its discussions with management, including its discussions regarding the circumstances and conditions which resulted in the restatements and the implementation and effectiveness of its remediation efforts as described above, the audit committee recommended to the board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nektar under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee determined that the provision of the non-audit services by Ernst & Young LLP during 2005 was compatible with maintaining the principal auditors’ independence.

The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61. The audit committee received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed by the audit committee with Ernst & Young LLP.

Audit Committee

Susan Wang—Chair

Joseph J. Krivulka

Roy A. Whitfield

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2

The board has delegated to the organization and compensation committee the authority to establish and administer compensation programs. The organization and compensation committee is comprised of three independent non-employee directors: Messrs. Michael A. Brown, Christopher A. Kuebler and Joseph J. Krivulka. The organization and compensation committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon our business objectives and needs and consistent with stockholders’ interests; (ii) administering executive compensation plans, programs, and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; (iv) making appropriate recommendations to the board regarding the compensation levels for the Chairman and Chief Executive Officer; and (v) approving compensation levels for other executive officers and vice presidents.

COMPENSATION PHILOSOPHY

The primary goals of the compensation program are to help drive the attainment of key business objectives while enabling us to attract, retain, and reward capable executives who can contribute to our continued success. Equity participation and a strong alignment to stockholders’ interests are key elements of our compensation philosophy. Four key goals form the basis for compensation decisions for all employees:

1.	To attract and retain the most highly qualified management and employee team;

2.	To emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of equity participation programs;

3.	To pay competitively compared to similar drug delivery and biopharmaceutical companies and to provide appropriate reward opportunities for achieving high levels of performance with regards to business objectives and to similar organizations; and

4.	To motivate executives and employees to achieve our annual and long-term business goals.

To meet these goals, the organization and compensation committee has adopted a mix of compensation elements, including salary, stock options, restricted stock unit awards, and other performance based compensation incentives including a variable compensation program.

BASE SALARY

The organization and compensation committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with drug delivery and biopharmaceutical companies in comparable stages of development. Base salary represents the fixed component of the executive compensation program. The philosophy regarding base salaries is conservative, maintaining salaries approximately at the competitive industry median. Base salary levels are established based on an annual review of marketplace competitiveness and on the basis of individual performance. In this context base salaries for executives were increased for fiscal 2005 to a level consistent with the industry median determined by the organization and compensation committee in consultation with our professional advisors and input from various members of company management. In 2005, we continued the variable compensation program implemented in 1996 for all employees, including all executive officers, which provides that a portion of total target annual cash compensation is variable based on certain qualitative and quantitative criteria for both the company and the employee.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nektar under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

BONUSES (VARIABLE COMPENSATION)

Bonus awards are another component of the compensation program. Bonuses are linked to the achievement of specified corporate goals. Corporate performance goals on which 2005 bonuses were based on four broad categories:

1.	building product pipeline;

2.	building a long term business;

3.	organizational capabilities and infrastructure; and

4.	financial performance.

In January and July of each year, a number of sub-goals that support the four broad goals are established for each of the Company’s various organizations, divisions, and functional areas. The level of achievement against these sub-goals is then consolidated to determine the level of achievement against the four broad corporate goals on a bi-annual basis. In July 2005, the organization and compensation committee reviewed the corporate performance goals for the first half of 2005 and determined that these goals had been substantially achieved on a consolidated basis. Based on such achievement, the organization and compensation committee awarded bonuses to all executive officers and other employees. In January 2006, the organization and compensation committee reviewed the corporate performance goals for the second half of 2005 and determined that these goals had been substantially achieved on a consolidated basis, and awarded bonuses to all executive officers and other employees.

STOCK OPTIONS, RESTRICTED STOCK UNITS, AND OTHER EQUITY AWARDS

The equity incentive plans offered by the Company have been established to provide all the executive officers with an opportunity to share, along with stockholders, in our long-term performance. The organization and compensation committee strongly believes that a goal of the compensation program should be to provide key employees who have significant responsibility for driving our success with an opportunity to increase their ownership and potentially gain financially from stock price increases. The interests of stockholders, executives, and employees are thereby closely aligned. Executives and other employees receive stock options at time of hire and are further eligible to receive stock options and/or restricted stock unit awards annually based on performance. All option grants and restricted stock unit awards are subject to the terms and conditions of the relevant equity incentive plans. All outstanding options currently expire either eight or ten years from the date of grant.

As the base salaries for the executive officers are targeted to be in the mid-range for comparable companies, the organization and compensation committee has used equity awards as a primary incentive to attract and retain executive officers. Award amounts are based on an employee’s level within our salary structure and the individual’s performance. After considering the criteria relating to equity awards, the organization and compensation committee determined that all executive officers, including the Chief Executive Officer, would receive option grants and/or restricted stock unit awards in fiscal 2005. The options granted to executive officers in fiscal 2005 vest monthly over five years from the date of grant. In February 2005, we granted restricted stock unit awards in lieu of a portion of, or all of, our executives’ regular annual stock option awards. These restricted stock unit awards vest one-fifth on December 31, 2005, one-fourth on December 31, 2006, one-fourth on December 31, 2007, and are fully vested on December 31, 2008, and are paid in shares of our Common Stock as soon as practicable after the vesting dates.

Section 162(m) of the Code limits deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Except for compensation to be paid to Mr. Gill in connection with his Transition and Retirement Agreement, the organization and compensation committee believes that at the present time it is unlikely that the compensation paid to any other Named Executive Officer in a taxable year, which is subject to the deduction limit, will exceed $1 million. The organization and compensation committee has determined that stock options with an exercise price at least equal to the fair market value of the common stock on the date of grant and restricted stock unit awards, each granted under the Equity Incentive Plan, shall be treated as performance-based compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

The organization and compensation committee recommends for approval by the board of directors the compensation for the Chief Executive Officer by analyzing the same factors and criteria upon which other executive officers’ compensation is based. In the February 2005 meeting, the organization and compensation committee recommended for board approval a bonus award for Mr. Gill of approximately 51% of his base salary based on the determination that the four broad corporate performance goals established in 2004 including building product pipeline, building a long term business, organizational capabilities and infrastructure, and financial performance, had been substantially achieved. Also at the February 2005 meeting, the organization and compensation committee recommended to the board that Mr. Gill receive an increase in salary and stock option grants for these same reasons. Under our executive compensation program, the total compensation mix for senior executives, including our Chief Executive Officer, emphasizes longer-term rewards in the form of stock options. In February 2005, Mr. Gill received option grants to purchase 125,000 shares of our common stock at the fair market value of the common stock on the date of grant and 50,000 shares in the form of restricted stock unit awards.

On March 13, 2006, we entered into a Transition and Retirement Agreement with Mr. Gill on the terms described in “Employment, Severance, and Change of Control Agreements” above. The organization and compensation committee determined that this agreement with Mr. Gill was in the best interests of the company and its stockholders to, among other things: (i) secure Mr. Gill’s assistance during the transition period until a new President and Chief Executive Officer is appointed; (ii) maintain access to Mr. Gill’s expertise, knowledge, and relationships within the company and our strategic partners; (iii) secure Mr. Gill’s strategic advisory services; and (iv) to limit Mr. Gill’s other work activities to exclude those that would be competitive to the our business.

NON-EMPLOYEE DIRECTOR COMPENSATION

The organization and compensation committee also has responsibility for recommending compensation for the non-employee members of the board of directors. On March 16, 2006, the organization and compensation committee recommended the Non-Employee Director Compensation Plan to the board of directors for approval on March 17, 2006. This recommendation was based on a review of outside director compensation for comparable companies, the desire to align the interests of non-employee directors with those of stockholders, and the need to attract and retain skilled and experienced non-employee directors.

SUMMARY

The organization and compensation committee believes that the compensation of the executives and non-employee directors is appropriate and competitive with the compensation programs provided by other drug delivery and biopharmaceutical companies with whom we compete for talented people. The organization and compensation committee believes the compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of our annual and longer-term financial and operational results on behalf of the stockholders.

Organization and Compensation Committee

Michael A. Brown—Chairman

Joseph J. Krivulka

Christopher A. Kuebler

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The organization and compensation committee consists of three non-employee members: Michael A. Brown, Joseph J. Krivulka and Christopher A. Kuebler. Messrs. Brown, Krivulka and Kuebler are not and have never been officers or employees of us. None of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our organization and compensation committee.

PERFORMANCE MEASUREMENT COMPARISON (1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 2000 for: (i) our common stock; (ii) the RDG Total Return Index for the Nasdaq Stock Market (U.S. companies); and (iii) the RDG Total Return Index for the Nasdaq Pharmaceutical Stocks for the period commencing on December 31, 2000 and ending on December 31, 2005 (2) All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 2000 AND ENDING ON

DECEMBER 31, 2005 (3)

Comparison of 5 Year Cumulative Total Return* Among Nektar Therapeutics, The Nasdaq Stock Market (U.S.) Index and The Nasdaq Pharmaceutical Index

*	$100 invested on December 31, 2000 in stock or index including reinvestment of dividends. Fiscal year ending December 31, 2005.
(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nektar under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	The RDG Total Return Index for the Nasdaq Stock Market and for the Nasdaq Pharmaceutical Stocks are calculated by the Research Data Group, Inc.
(3)	Assumes that $100 was invested on December 31, 2000 in our common stock at the closing sales price of $50.50 per share, as adjusted for the stock split on August 22, 2000, and at the closing sales price for each index on that date and that all dividends were reinvested. We have not declared cash dividends on our common stock. Stockholder returns over the indicated period should not be considered indicative of future returns.

CERTAIN TRANSACTIONS

Our bylaws provide that we will indemnify our directors and may indemnify our officers, employees and other agents to the fullest extent permitted by Delaware law. We have also entered into indemnification contracts with our directors and executive officers and have purchased insurance on behalf of such persons.

In addition, our Amended and Restated Certificate of Incorporation, as amended, provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for: (i) breach of the directors’ duty of loyalty to us or our stockholders; (ii) acts or omissions; (iii) violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

On November 10, 2003, we entered into an offer letter with David Johnston, our Senior Vice President Research & Development. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

On January 3, 2005, we entered into an offer letter with Nevan C. Elam, our Senior Vice President of Corporate Operations, General Counsel and Secretary. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

On March 15, 2005, Melvin Perelman announced his resignation from the our board of directors, in order to pursue other interests, which resignation became effective on March 21, 2005. Mr. Perelman is serving as an advisor to us through December 31, 2006. In connection with Mr. Perelman’s service as an advisor to us, stock options granted to Mr. Perelman shall continue to vest until December 31, 2006.

In connection with the appointment of Joseph J. Krivulka to the Board of Directors on March 15, 2005, he was granted an option to purchase 10,000 shares of Nektar’s common stock under Nektar’s 2000 Equity Incentive Plan.

On January 10, 2006, we entered into an offer letter with Louis Drapeau, our Senior Vice President, Finance and Chief Financial Officer. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

On February 7, 2006, Ajit S. Gill announced his resignation as our Chief Executive Officer, President, and Director. On March 13, 2006, we entered into a Transition and Retirement Agreement with Mr. Gill. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

On February 24, 2006, we entered into an offer letter with Robert B. Chess, who was appointed on February 24, 2006, to serve as our interim President and Chief Executive Officer effective as of March 17, 2006. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

On March 6, 2006, we entered into a Transition Agreement with Ajay Bansal, our former Senior Vice President of Finance and Chief Financial Officer. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Nektar Therapeutics stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Nektar Therapeutics, Secretary, 150 Industrial Road, San Carlos, California 94070 or contact our Secretary at (650) 631-3100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Nevan C. Elam Senior Vice President Corporate Operations, General Counsel and Secretary

April 18, 2006

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K, as amended, for the fiscal year ended December 31, 2005, is available without charge upon written request to: Secretary, Nektar Therapeutics, 150 Industrial Road, San Carlos, California 94070.

NEKTAR THERAPEUTICS

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2006

The undersigned hereby appoints Robert B. Chess and Louis Drapeau and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics, which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held at 150 Industrial Road, San Carlos, California, on Thursday, June 1, 2006 at 10:00 a.m., local time, (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted in favor of all nominees listed in Proposal 1 and in favor of Proposals 2 and 3, as more specifically described in the Proxy Statement.

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote “For” each named nominee.

PROPOSAL 1: To elect three directors to hold office until the 2009 Annual Meeting of Stockholders.

The Board of Directors recommends a vote “For” Proposal 2.

PROPOSAL 2: To approve an amendment to our 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 7,000,000 shares.

FOR AGAINST ABSTAIN

NOMINEES:

01) Robert B. Chess, 02) Susan Wang and 03) Roy A. Whitfield

FOR all nominees listed below (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below.

To withhold authority to vote for any nominees write such nominee’s name below:

The Board of Directors recommends a vote “For” Proposal 3.

PROPOSAL 3: To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of Nektar Therapeutics for the fiscal year ending December 31, 2006.

FOR AGAINST ABSTAIN

Please vote, date and promptly return this Proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Signature Signature Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/nktr

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.nextar.com